Exhibit 99.1

United Refining Company Announces Private Offering of Additional Notes

WARREN, PENNSYLVANIA, February 9, 2005 – United Refining Company today announced that it intends to commence a private placement offering to eligible purchasers of an additional $25 million principal amount of its 10½% Senior Notes Due 2012 (the “Additional Notes”). The Additional Notes are to be issued under an indenture dated as of August 6, 2004, pursuant to which $200,000,000 of notes of the same series were previously issued. The resale of the Additional Notes in connection with the private placement offering, which is subject to market and other conditions, will be made within the United States only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933, as amended.

The Company intends to use the net proceeds from this offering to pay down a portion of its outstanding indebtedness under its revolving credit facility.

The Additional Notes being offered have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Additional Notes.

CONTACT: James E. Murphy, Vice President and Chief Financial Officer

Phone: (814) 726-4674

Web site: http://www.urc.com